                                                                   EXHIBIT 21.01

                            GRANT GEOPHYSICAL, INC.
                             SUBSIDIARIES OF GRANT

  Grant Geophysical, Inc.                             Parent  Delaware        June 27, 1978


                                                     PERCENT  JURISDICTION OF  DATE CREATED
         SUBSIDIARY NAME                              OWNED   INCORPORATION    OR ACQUIRED
         ---------------                              -----   -------------    -----------
  Grant Geophysical Services Corp.                     100%   Texas            Dec. 1987
  Norpac International, Inc. (Nevada)                  100%   Nevada           Feb. 1982
  Exploraciones Geofisicas Grant-Norpac Chile Ltda
     (Inactive)                                        100%   Chile            Jan. 1988
  Grant Geophysical Ltd. (Inactive)                    100%   Canada           Mar. 1978
  Grant Geophysical (Int'l) Inc.                       100%   California       Apr. 1955
  Far East Petroleum Exploration B.V                   100%   Holland          Dec. 1987
  Grant Geophysical Unida S.A                          100%   Costa Rica       Dec. 1987
  Instrumentos Tecnicos E Pesquisas Ltda               100%   Brazil           Dec. 1987
* United Geophysical (Nigeria) Ltd.                    100%   Nigeria          Dec. 1987
  Sociedad Corporacion Ultramar de Colocaciones S.A    100%   Uruguay          Dec. 1991
  Grant Geophysical do Brasil, Ltda                    100%   Brazil           Dec. 1984
  Seiscom Products Corp. (Inactive)                    100%   California       Dec. 1987


* Expected to be sold by April 30, 1997